Exhibit 99.1

ProPhase Labs, Inc. Announces Financial Results for the Year Ended December 31, 2024

Company to Accelerate BE-Smart Commercialization as a Cash-Pay Diagnostic

Significantly reduces overhead, improves margins heading into Q2 2025

Company to hold a conference call Monday, March 31, 2025, at 11:00 AM EST

GARDEN CITY, NY, March 31, 2025 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH), (the “Company” or “ProPhase”), a next generation biotech, genomics and consumer products company, today reported its financial and operational results for the full-year ended December 31, 2024 and outlined strategic corporate developments aimed at realigning the Company for sustained long-term growth, profitability, and strategic focus.

Ted Karkus, CEO of ProPhase Labs, will present to shareholders today, March 31, 2025, at 11:00 a.m. EST during the live Virtual Non-Deal Roadshow Series. The details are available below.

Following a year of operational reevaluation and bold decision-making, ProPhase has emerged with a significantly leaner structure, stronger balance sheet, and a renewed commitment to its core growth assets, including BE-Smart Esophageal Cancer test, Nebula Genomics/DNA Complete (with its proprietary genomic database) and its dietary supplements business.

Key Financial Milestone: Manufacturing Division Sold for $23 Million

In January 2025, the Company completed the divestiture of its Pharmaloz manufacturing operations for approximately $23 million. ProPhase views the transaction as a significant achievement as the sale enhanced financial flexibility by significantly reducing debt, eliminating payables, and strengthening the overall balance sheet. In combination with shutting down the Company’s genomics laboratory, employee headcount has been reduced from 96 employees in December 2024 to 28 employees currently. IT costs have also significantly decreased heading into Q2 2025. These moves remove a layer of operational risk that allow the Company to focus on higher-margin, forward-facing businesses.

BE-Smart Diagnostic Platform Launch

The Company has engaged Dr. Joe Abdo, former CEO of Stella Diagnostics and co-inventor of BE-Smart, in collaboration with our other consultants, to begin the commercialization of its high-performance assay for detection of esophageal diseases as a clinically available diagnostic test. BE-Smart is designed to deliver high accuracy using only 1–2 slices of biopsy tissue and can identify disease severity while also being predictive of progression, surpassing traditional diagnostics both in performance and utility.

Dr. Abdo is working alongside GI pathology expert Dr. Christopher Hartley, who leads the validation study at Mayo Clinic for BE-Smart. They, along with key stakeholders from multiple academic and clinical institutions, have presented compelling data nationwide and are currently preparing a peer-reviewed manuscript for publication to highlight the performance of BE-Smart.

The Company’s efforts are focused on producing a new manuscript that is currently in preparation that will provide a comprehensive overview of BE-Smart’s performance metrics. The manuscript is estimated to be submitted for peer-review within 4 to 8 weeks. We anticipate an additional 4 to 8 weeks for a decision on publication, following submission. Once published, this manuscript will reinforce the test’s efficacy and its advantages over existing diagnostics, further establishing its value to gastroenterologists and patients.

During the manuscript review and publication process, the Company will begin working on the next steps for commercialization. This includes exploring existing generic CPT codes to identify potential developmental paths for bringing BE-Smart to market. Similar to other diagnostic tests in the industry like Castle Biosciences’s TissueCypher, BE-Smart is expected to be launched initially as a cash-pay diagnostic for gastroenterologists while CPT coding is pursued. This will allow patients the choice for optimized esophageal screening with what the Company believes is the state-of-the-art diagnostic test. Despite the possibility of initial non-payment, this strategy will help initiate reimbursement discussions and increase the volume of tests ordered. Doctors can be assured that neither patients nor their clinics will face balance billing, ensuring a patient-friendly approach. Additionally, the Company will leverage our extensive network of key opinion leaders to connect with GI doctors and drive the promotion and adoption of the test at high impact conferences.

The Company believes that some competing assays in the space do not have the unique multiplexablility of BE-Smart, which allows for detection of many significant disease progressors from very little tissue. Availability of these small biopsies remains a significant limitation with outsourced testing which limits the success of other diagnostic tests. BE-Smart is also the only assay to have the IP on eight key protein markers that are expressed in diseases of the foregut and have been associated with disease progression, specifically into esophageal adenocarcinoma. Other cash based esophageal cancer diagnostic tests have had significant success recently even though they require a large amount of tissue and cannot see our proprietary and highly informative markers. This highlights the potential for BE-Smart. The target market for BE-Smart is approximately 7 million endoscopies, in the U.S. alone, that are performed on patients at higher risk each year. This equates to a $7 - $14 billion annual target market for BE-Smart.

Nebula Genomics Overhaul & Strategic Review

ProPhase’s wholly-owned subsidiary Nebula Genomics, under new leadership from Jason Karkus, has been strategically restructured. Following the lab shutdown, the division has formed partnerships with multiple external genomic sequencing labs, each competing to deliver superior pricing and quality. As part of these efforts, and in coordination with recently-hired Stu Hollenshead as COO, the Company has significantly reduced IT and data expenses, streamlined payroll, and eliminated substantial ongoing operational costs. These cost-effective strategies have drastically improved margins, enhanced cash flow, and reduced execution risk. Additionally, the Company’s direct-to-consumer platform, DNA Complete, has been refined and positioned for growth. Under the guidance of Stu Hollenshead, targeted advertising campaigns are expected to significantly ramp up revenues and profitability for this subsidiary.

In parallel, the Company is exploring a potential sale of Nebula Genomics and is in the early stages of evaluating strategic options.

Nebula Genomics Genomic Database

ProPhase now controls a database of over 65,000 genomes across 130 countries and is actively growing. This is equivalent in scientific depth to over 150 million ancestry tests. While most consumer DNA ancestry tests analyze less than 1% of the genome, ProPhase’s platform analyzes nearly 100%, creating unique insights and opportunities. The Company believes this database holds significant value in addition to the Nebula and DNA Complete businesses themselves.

$50 Million Opportunity with Crown Medical Collections

ProPhase has entered into a new revenue initiative with Crown Medical Collections. Crown estimates the recovery of approximately $50 million in insurance payments, net of contingency fees, on behalf of ProPhase. If Crown’s efforts succeed, this could serve as a significant, non-dilutive financial influx in the second half of 2025 to support strategic development of ProPhase’s core businesses. Notably, the Company currently carries only $20.1 million total accounts receivable, net on its financials.

A Unified Future: Supplements, Telehealth, and Cross-Sell Synergies

With infrastructure now in place across DNA Complete, BE-Smart, and ProPhase’s dietary supplement line, the Company is considering the launch of an integrated telehealth initiative. Several early-stage companies have approached ProPhase, and discussions are underway to leverage these partnerships and cross-sell its suite of health and genomic services.

Financial Results

December 31, 2024 compared with December 31, 2023

Net revenue for the year ended December 31, 2024, decreased $28.2 million, or 80.6%, to $6.8 million compared to $35.0 million for the year ended December 31, 2023. The decrease in net revenue was the result of an $24.8 million decrease from diagnostic services, and a $3.4 million decrease from consumer products. The decrease in net revenue for diagnostic services was due to decreased COVID-19 testing volumes compared to the 2023 period. Overall diagnostic testing volume decreased from approximately 480,000 tests for the year ended December 31, 2023 to approximately zero tests for the year ended December 31, 2024.

Cost of revenues for the year ended December 31, 2024 was $6.9 million, comprised of $2.3 million for diagnostic services and $4.6 million for consumer products. Cost of revenues for the year ended December 31, 2023 were $19.4 million comprised of $11.8 million for diagnostic services and $7.6 million for consumer products.

We realized a gross loss of $0.2 million for the year ended December 31, 2024, as compared to a gross profit of $15.6 million for the year ended December 31, 2023. The decrease of $15.7 million was comprised of a decrease of $15.4 million in diagnostic services, partially offset by an increase of $0.3 million in consumer products. For the year ended December 31, 2024 and 2023 we realized an overall gross margin of (2.2)% and 44.5%, respectively. Gross margin for diagnostic services was —% and 52.6% for the year ended December 31, 2024 and 2023, respectively. Gross margin for consumer products was 32.2% and 24.6% for the year ended December 31, 2024 and 2023, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic expenses for the year ended December 31, 2024 were zero as compared to $1.9 million of diagnostic expenses for the year ended December 31, 2023. The decrease in diagnostic expenses of $1.9 million was primarily due to was due to decreased COVID-19 testing volumes for the year ended December 31, 2024 compared to the year ended December 31, 2023 as a result of the Omicron variant, which emerged in early 2022.

General and administration expenses increased $4.4 million for the year ended December 31, 2024 to $37.9 million, as compared to $33.4 million for the year ended December 31, 2023. The increase in general and administration expenses for the year ended December 31, 2024 as compared to the year ended December 31, 2023 was related to costs to run our genomics operations, and marketing and professional fees associated with the Company’s strategic initiatives.

Research and development costs for the year ended December 31, 2024 and 2023 were $0.6 million and $1.4 million, respectively. The decrease in research and development costs for the year ended December 31, 2024 as compared to the year ended December 31, 2023 was principally due to less, and the completion of certain studies. Research and development activities include product research and field testing.

As a result of the effects described above, net loss for the year ended December 31, 2024 was $53.4 million, or $(2.61) per share, as compared to a net loss of $16.8 million, or $(0.98) per share, for the year ended December 31, 2023. Diluted net loss per share for the years ended December 31, 2024 and 2023 were $(2.61) and $(0.98), respectively.

Our aggregate cash and cash equivalents as of December 31, 2024 were $0.7 million as compared to $1.6 million at December 31, 2023. Our working capital was $(1.5) million and $26.7 million as of December 31, 2024 and 2023, respectively. The decrease of $0.9 million in our cash and cash equivalents for the year ended December 31, 2024 was primarily due to cash used in operating activities and capital expenditures of $0.9 million.

Webcast Details

Investors interested in participating in this live event will need to register using the link below. After the event, a replay will be available on the Company’s investor website.

REGISTER HERE:

https://www.renmarkfinancial.com/events/fourth-quarter-year-end-2024-results-virtual-conference-call-nasdaq-prph-PA3S8FxovQ

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About ProPhase Labs

ProPhase Labs Inc. (Nasdaq: PRPH) (“ProPhase”) is a next-generation biotech, genomics and consumer products company. Our goal is to create a healthier world with bold action and the power of insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, while developing potential game changer diagnostics and therapeutics in the fight against cancer. This includes a potentially life-saving cancer test focused on early detection of esophageal cancer and potential breakthrough cancer therapeutics with novel mechanisms of action. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies, and significant growth underscore our potential for long-term value.

Forward-Looking Statements

Except for the historical information contained herein, this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our expectations regarding the future revenue growth potential of each of our subsidiaries, our expected timeline for commercializing our BE-Smart Esophageal Cancer Test, our expectations regarding future liquidity events, the success of our efforts to collect accounts receivables and anticipated timeline for any payments relating thereto, and our ability to successfully transition into a consumer products company. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

212-812-7680

Jboidman@renmarkfinancial.com

PROPHASE LABS, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$678	$1,609
Marketable securities, available for sale	—	3,127
Accounts receivable, net	20,058	35,814
Inventory, net	1,143	2,291
Prepaid expenses and other current assets	2,615	1,955
Current assets held-for-sale	6,143	2,789
Total current assets	30,637	47,585

Property, plant and equipment, net	7,501	10,330
Prepaid expenses, net of current portion	217	832
Operating lease right-of-use asset, net	4,115	4,572
Intangible assets, net	9,750	12,333
Goodwill	5,231	5,231
Deferred tax asset	—	7,313
Other assets	310	1,163
Non-current assets held-for-sale	5,439	2,568
TOTAL ASSETS	$63,200	$91,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,717	$8,644
Accrued diagnostic services	31	314
Accrued advertising and other allowances	151	24
Finance lease liabilities	2,147	1,840
Operating lease liabilities	1,214	953
Short-term loan payable, net of discount of $237	3,207	—
Deferred revenue	1,698	2,382
Income tax payable	1,987	3,279
Other current liabilities	2,115	2,586
Current liabilities held-for-sale	5,867	835
Total current liabilities	32,134	20,857

PROPHASE LABS, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

Continued

	December 31, 2024	December 31, 2023

Non-current liabilities:
Unsecured promissory notes, net of discount of $127 and $266	$9,873	$7,334
Unsecured long-term debt, net of discount of $423	1,779	—
Due to sellers (see Note 3)	2,000	2,000
Deferred revenue, net of current portion	784	1,100
Finance lease liabilities, net of current portion	2,591	4,092
Operating lease liabilities, net of current portion	3,762	4,237
Non-current liabilities held-for-sale	2,924	2,924
Total non-current liabilities	23,713	21,687
Total liabilities	55,847	42,544

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005 par value, 29,874,029 and 18,045,029 shares outstanding, respectively	23	18
Additional paid-in capital	129,921	118,694
Accumulated deficit	(58,393)	(5,029)
Treasury stock, at cost, 12,940,967 and 18,940,967 shares, respectively	(64,000)	(64,000)
Accumulated other comprehensive loss	(198)	(300)
Total stockholders’ equity	7,353	49,383
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$63,200	$91,927

PROPHASE LABS, INC & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended
	December 31, 2024	December 31, 2023
Cash flows from operating activities
Net loss	$(53,364)	$(16,782)
Less: loss from discontinued operations, net of tax	(3,839)	(402)
Net loss from continuing operations	(49,525)	(16,380)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized loss on marketable debt securities	18	(22)
Depreciation and amortization	6,187	6,050
Amortization of debt discount	1,485	132
Amortization on right-of-use assets	457	421
Gain from disposal of fixed assets	(91)	(23)
Stock-based compensation expense	3,638	3,536
Accounts receivable allowances	—	724
Inventory valuation reserve	(212)	—
Credit loss expense, direct write-offs	11,018	91
Debt extinguishment loss	333	—
Changes in operating assets and liabilities:
Accounts receivable	4,738	(617)
Inventory	1,360	170
Prepaid expenses and other current assets	(45)	(216)
Deferred tax asset	7,150	(7,313)
Other assets	853	—
Accounts payable and accrued expenses	5,066	2,862
Accrued diagnostic services	(283)	(695)
Accrued advertising and other allowances	127	(75)
Deferred revenue	(1,000)	(76)
Deferred tax liability	—	(307)
Lease liabilities	(1,408)	(181)
Income taxes payable	(1,292)	(911)
Other liabilities	(377)	637
Net cash used in operating activities - continuing operations	(11,803)	(12,193)
Net cash (used in) provided by operating activities - discontinued operations	(5,735)	305
Net cash used in operating activities	(17,538)	(11,888)

Cash flows from investing activities
Business acquisitions, escrow received	—	478
Business acquisitions, net of cash acquired	—	(2,904)
Purchase of marketable securities	—	(3,819)
Proceeds from sales of marketable securities	—	3,817
Proceeds from maturities of marketable securities	3,374	4,168
Proceeds from dispositions of property and other assets, net	229	46

	For the years ended
	December 31, 2024	December 31, 2023
Capital expenditures	(906)	(2,084)
Net cash provided by (used in) investing activities - continuing operations	2,697	(298)
Net cash used in investing activities - discontinued operations	(275)	(1,071)
Net cash provided by (used in) investing activities	2,422	(1,369)

Cash flows from financing activities
Proceeds from issuance of common stock from public offering, net	7,594	—
Proceeds from issuance of note payable	9,862	7,600
Proceeds from exercise of warrants	—	1,200
Repayment of common stock for payment of statutory taxes on cashless exercise of stock options	—	(5,379)
Repayment of note payable	(4,249)	—
Repurchases of common shares	—	(588)
Net cash provided by financing activities - continuing operations	13,207	2,833
Net cash (used in) provided by financing activities - discontinued operations	978	2,924
Net cash provided by financing activities	14,185	5,757

Decrease in cash, cash equivalents and restricted cash	(931)	(7,500)
Cash and cash equivalents at the beginning of the year	1,609	9,109
Cash and cash equivalents at the end of the year	$678	$1,609

Supplemental disclosures:
Cash paid for income taxes	$1,126	$3,000
Interest payment on the promissory notes	$3,105	$932

Supplemental disclosure of non-cash investing and financing activities:
Assets obtained in exchange for new finance lease obligations	$3,783	$5,809
Issuance of treasury shares as collateral for a loan	$3	$—
Stock-based compensation included in the prepaid expense	$—	$1,024
Issuance of common shares for debt conversion	$—	$2,400
Net unrealized loss, investments in marketable securities	$265	$1,520
Issuance of warrants with unsecured promissory note	$—	$398
Common stock issued in asset acquisition	$—	$1,000

Non-GAAP Financial Measure and Reconciliation

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization from continuing operations. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA from continuing operations excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the years ended
	December 31, 2024	December 31, 2023
GAAP loss from continuing operations (1)	$(49,525)	$(16,380)
Interest, net	3,350	1,188
Income tax expense	7,195	(6,018)
Depreciation and amortization	6,187	6,050
EBITDA	(32,793)	(15,160)
Share-based compensation expense	3,638	3,536
Non-cash rent expense (2)	240	117
Credit loss expense	11,018	91
Adjusted EBITDA from continuing operations	$(17,897)	$(11,416)

(1)	We believe that net loss from continuing operations is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.